NEWS RELEASE	Contact:
FOR IMMEDIATE RELEASE	New Concept Energy Inc. Investor Relations (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports First Quarter 2013 Results

Dallas (May 15, 2013) - New Concept Energy, Inc. (NYSE MKT: GBR), (the "Company" or "NCE") a Dallas-based oil and gas company, today reported net income for the three months ended March 31, 2013 of $31,000 or $0.02 per share, compared to a net loss of $1,267,000 or $(0.65) per share for the three months ended March 31, 2012.

For the three months ended March 31, 2013, the Company recorded oil and gas revenues of $340,000 as compared to $290,000 for the comparable period of 2012. The change in oil & gas revenue was due to an increase of approximately $50,000 due to new oil wells that were opened in late 2012.

The Company recorded revenues of $680,000 for the three months ended March 31, 2013 from its retirement property compared to $674,000 for the comparable period in 2012.

For the three months ended March 31, 2013, the Company recorded oil and gas operating expenses of $456,000 as compared to $471,000 for the comparable period of 2012. Included in operating expense are depletion and depreciation expense of $225,000 for 2013 and $181,000 for 2012. The net decrease of $15,000 in overall operating expenses consists of an increase in depletion expense of $44,000 and a decrease in other operating expenses of $59,000. There was less overall development activity in 2013 resulting in less need for outside services.

For the three months ended March 31, 2013, operating expenses including lease expense at the retirement property were $622,000 as compared to $597,000 for the comparable period in 2012.

For the three months ended March 31, 2013, corporate general & administrative expenses were $173,000 as compared to $159,000 for the comparable periods in 2012. The increase is primarily due to legal fees incurred by the company to defend itself against certain lawsuits.

For the three months ended March 31, 2013 the company recorded a bad debt expense recovery of $339,000 with respect to a note receivable that was fully reserved in 2011. During 2012 and the first quarter of 2013 the company has received $2.4 million in payments toward recovery of the note.

Contact:
New Concept Energy, Inc.
Gene Bertcher, (972) 407-8400
info@newconceptenergy.com

Exhibit 99.1

NEW CONCEPT ENERGY, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(amounts in thousands, except per share data)

	For the Three Months ended March 31,
	2013	2012
Revenue
Oil and gas operations, net of royalties	$340	$290
Real estate operations	680	674
	1,020	964

Operating expenses
Oil and gas operations	456	471
Real estate operations	386	366
Lease expense	236	231
Corporate general and administrative	173	159
Accretion of asset retirement obligation	-	34
Impairment of natural gas and oil properties	-	912
	1,251	2,173
Operating earnings (loss)	(231)	(1,209)

Other income (expense)
Interest income	6	0
Interest expense	(49)	(62)
Recovery of bad debt expense	339	-
Other income (expense), net	(34)	4
Expense	262	(58)

Net income (loss) applicable to common shares	$31	$(1,267)

Net income (loss) per common share-basic and diluted	$0.02	$(0.65)

Weighted average common and equivalent shares outstanding - basic	1,947	1,947

NEW CONCEPT ENERGY, INC. AND SUBSIDARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(amounts in thousands)
	March 31, 2013	December 31, 2012

Assets

Current assets
Cash and cash equivalents	$688	$398
Accounts receivable from oil and gas sales	187	210
Other current assets	2	2
Total current assets	877	610

Oil and natural gas properties (full cost accounting method)
Proved developed and undeveloped oil and gas properties, net of depletion	9,558	9,717

Property and equipment, net of depreciation
Land, buildings and equipment - oil and gas operations	1,427	1,410
Other	203	204
Total property and equipment	1,630	1,614

Other assets (including $112,500 and $161,300 due from related parties
in 2013 and 2012	576	543

Total assets	$12,641	$12,484

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(unaudited)
(amounts in thousands, except share amounts)

	March 31, 2013	December 31, 2012

Liabilities and stockholders' equity

Current liabilities
Accounts payable - trade	$174	$38
Accrued expenses	139	173
Current portion of long term debt	156	93
Total current liabilities	469	304

Long-term debt
Notes payable less current portion	2,234	2,273
Asset retirement obligation	2,770	2,770
Other long-term liabilities	491	491
Total liabilities	5,964	5,838

Stockholders' equity
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000
shares; issued and outstanding, 1,946,935 shares
at March 31, 2013 and December 31, 2012	20	20
Additional paid-in capital	58,838	58,838
Accumulated deficit	(52,182)	(52,213)

	6,677	6,646

Total liabilities & equity	$12,641	$12,484